As filed with the Securities and Exchange Commission on June 1, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

URS CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	94-1381538 (I.R.S. employer identification no.)

600 Montgomery Street, 26th Floor
San Francisco, California 94111-2728
(415) 774-2700
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kent P. Ainsworth
Executive Vice President and Chief Financial Officer
URS Corporation
600 Montgomery Street, 26th Floor
San Francisco, California 94111-2728
(415) 774-2700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Samuel M. Livermore
Virginia C. Edwards
Cooley Godward LLP
One Maritime Plaza, 20th Floor
San Francisco, California 94111
(415) 693-2000

Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☒ 333-112216

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

Calculation of Registration Fee

		Proposed	Maximum
		Offering	Aggregate
Title of Each Class of Securities	Amount to be	Price Per	Offering	Amount of
to be Registered	Registered	Unit(3)	Price(4)	Registration Fee(1)
Primary Offering
Common Stock, par value $0.01 per share(2)	27,723,930	—	27,723,930	3,265
Preferred Stock, par value $0.01 per share	—	—	—	—
Depositary Shares	—	—	—	—
Warrants	—	—	—	—
Debt Securities	—	—	—	—
Guarantees of Debt Securities	—	—	—	—
Total	$27,723,930	—	$27,723,930	$3,265

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act. Primary and secondary securities with an aggregate offering price of $409,960,000 (estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) and Rule 457(c) under the Securities Act) were registered on a shelf registration statement on Form S-3 (333-112216), of which a filing fee of $33,166 was previously paid with the earlier registration statement. $138,619,650 of the $409,960,000 in securities initially registered on the earlier shelf registration statement remains unsold, and the purpose of this registration statement is to register an additional 20% in aggregate offering price of such unsold securities pursuant to Rule 462(b) under the Securities Act.

(2)	Subject to note 4 below, there is being registered hereunder an indeterminate number of shares of common stock of the registrant as may be sold from time to time by the registrant. Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

2.

(3)	Omitted pursuant to General Instruction II.D of Form S-3.

(4)	In no event will the aggregate offering price of all securities offered by us from time to time pursuant to this registration statement exceed $27,723,930.

EXPLANATORY NOTE

     This registration statement is being filed pursuant to Rule 462(b) and General Instruction IV of Form S-3 to increase the proposed aggregate offering price of common stock of URS Corporation by $27,723,930. Incorporated by reference herein is the Registration Statement on Form S-3 (File No. 333-112216) of URS Corporation, as amended, which was declared effective by the Securities and Exchange Commission on March 1, 2004.

3.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Francisco, state of California, on the 31st day of May, 2005.

URS CORPORATION
By:	*
Martin M. Koffel
Chief Executive Officer, President and Chairman of the Board of Directors

*By:	/s/ Kent P. Ainsworth
Kent P. Ainsworth
Attorney-in-Fact

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN DULY EXECUTED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON THE 31st DAY OF MAY, 2005.

*	/s/ Kent P. Ainsworth

Martin M. Koffel	Kent P. Ainsworth
Chief Executive Officer, President	Executive Vice President, Chief Financial
and Chairman of the Board	Officer and Secretary
(Principal Executive Officer)	(Principal Financial Officer)

*	*

Reed N. Brimhall	Mickey P. Foret
Vice President and Corporate Controller	Director
(Principal Accounting Officer)

*	*

Richard C. Blum	General Joseph W. Ralston USAF (Ret.)
Vice-Chairman of the Board of Directors	Director

/s/ H. Jesse Arnelle	*

H. Jesse Arnelle	John D. Roach
Director	Director

/s/ Betsy J. Bernard	*

Betsy J. Bernard	William D. Walsh
Director	Director

*	*By: /s/ Kent P. Ainsworth

Armen Der Marderosian	Kent P. Ainsworth
Director	Attorney-in-Fact

4.

EXHIBIT INDEX

Exhibit Number	Description of Document

5.1	Opinion of Cooley Godward LLP.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Cooley Godward LLP (reference is made to Exhibit 5.1).

5.